Exhibit 10.1

SECOND AMENDMENT TO LEASE

SECOND AMENDMENT TO LEASE dated as of this 16th day of August, 2017 by and between BP HANCOCK LLC, a Delaware limited liability company (“Landlord”) and CRA INTERNATIONAL, INC., a Massachusetts corporation (“Tenant”).

RECITALS

By Lease dated February 24, 2014 (the “Original Lease”), Landlord did lease to Tenant, and Tenant did hire and lease from Landlord, certain premises containing approximately 57,602 rentable square feet of space (referred to in the Original Lease as the “Rentable Area of the Premises” and hereinafter sometimes referred to as the “Rentable Floor Area of the Initial Premises”) located on the ninth (9th) and tenth (10th) floors (referred to in the Original Lease as the “Premises” and hereinafter sometimes referred to as the “Initial Premises”) in the building known as and numbered 200 Clarendon Street, Boston, Massachusetts (the “Building”).

By First Amendment to Lease dated February 24, 2015 (the “First Amendment”), Landlord did lease to Tenant, and Tenant did hire and lease from Landlord, certain additional premises containing approximately 10,057 rentable square feet of space (referred to in the First Amendment as the “Rentable Floor Area of the Additional Premises” and hereinafter sometimes referred to as the Rentable Floor Area of the First Amendment Premises”) located on the twenty-fifth (25th) floor of the Building (referred to in the First Amendment as the “Additional Premises” and hereinafter sometimes referred to as the “First Amendment Premises”).

The Original Lease and the First Amendment are hereinafter sometimes referred to collectively as the “Lease”, the Initial Premises and the First Amendment Premises are hereinafter sometimes referred to collectively as the “Existing Premises”, and the Rentable Floor Area of the Initial Premises and the Rentable Floor Area of the First Amendment Premises are hereinafter sometimes referred to collectively as the “Rentable Floor Area of the Existing Premises”.

Tenant has agreed to lease from Landlord an additional 28,757 square feet of rentable square feet of space (the “Rentable Floor Area of the Second Amendment Premises”) located on the eleventh (11th) floor of the Building, which space is shown on Exhibit A attached hereto and made a part hereof (the “Second Amendment Premises”) upon all of the same terms and conditions set forth in the Lease except as set forth in this Second Amendment.

Landlord and Tenant have further agreed to extend the Term of the Lease for one (1) period of five (5) years on the terms and conditions set forth in this Second Amendment.

Landlord and Tenant are entering into this instrument to set forth said leasing of the Second Amendment Premises, to extend the Term of the Lease and to further amend the Lease.

200 Clarendon Street\Amendments\CRA Second Amendment(D)

NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

1.             (A)          Effective as of the Second Amendment Premises Commencement Date (as defined in Section 1(B) below), the Second Amendment Premises shall constitute a part of the “Premises” demised to Tenant under the Lease, so that the Premises shall include both the Existing Premises and the Second Amendment Premises and shall contain a total of 96,416 square feet of rentable floor area.

(B)          For purposes hereof, the “Second Amendment Premises Commencement Date” shall be the day on which the Second Amendment Premises are delivered by Landlord to Tenant in broom-clean condition, free and clear of all other tenants, occupants, furniture and fixtures, and in the condition described in Section 7(A) below.  Landlord currently estimates that the Second Amendment Premises Commencement Date will occur on or before April 1, 2019. Tenant shall have no claim against Landlord for failure to deliver the Second Amendment Premises by any given date, except as hereinafter set forth.  Landlord shall give Tenant thirty (30) days’ written notice of the anticipated delivery date of the Second Amendment Premises.  As soon as may be convenient after the Second Amendment Premises Commencement Date and the Second Amendment Premises Rent Commencement Date (as defined in Section 5(C) below) have been determined, Landlord and Tenant agree to join with each other in the execution of a written Commencement Date Agreement in substantially the form attached as Exhibit E to the Original Lease. If Tenant shall fail to execute such Agreement, the Second Amendment Premises Commencement Date and Second Amendment Premises Rent Commencement Date shall be as reasonably determined by Landlord in accordance with the terms of the Lease.

(C)          Anything to the contrary contained in the Lease notwithstanding, if the Second Amendment Premises Commencement Date shall not have occurred by April 1, 2020 (the “Outside Delivery Date”) for any reason other than the fault or delay of Tenant, then Tenant shall have the right to terminate this Second Amendment by giving notice to Landlord of Tenant’s desire to do so before the Second Amendment Premises are delivered to Tenant and within the time period from the Outside Delivery Date until the date which is thirty (30) days subsequent to the Outside Delivery Date; and, upon the giving of such notice, this Second Amendment shall be null and void and of no further force or effect unless, within thirty (30) days after receipt of such notice, Landlord delivers the Second Amendment Premises in the condition required by Section 1(B) above; and except as provided in Section 1(D) below, such right of termination shall be Tenant’s sole and exclusive remedy for Landlord’s failure so to deliver the Second Amendment Premises within such time.

(D)          If the then occupant of the Second Amendment Premises wrongfully fails to deliver possession of such premises at the time when its tenancy is scheduled to expire, Landlord shall use reasonable efforts and due diligence (which shall be limited to the commencement and prosecution of an eviction proceeding within sixty (60) days after the date on which the hold-over commences, but shall not require the taking of any appeal) to evict such occupant from the Second Amendment Premises and to deliver possession thereof to Tenant.  If such holding over continues past June 30, 2019, Tenant shall have the right to require Landlord to pay to Tenant one hundred percent (100%) of the net (i.e. net of the costs and expenses, including, attorneys’ fees, incurred by Landlord in obtaining such Hold-Over Premium) amount of any Hold-Over Premium received by Landlord from such hold-over occupant for any period from and after July 1, 2019, when and if Landlord receives any such payment. For the purposes hereof, the term “Hold-Over Premium” shall be defined as the amount (if any) which a hold-over occupant of any portion of the Second Amendment Premises is required to pay to Landlord in respect of its hold-over in the premises (whether characterized as rent, damages, or use and occupation) in excess of the amount of fixed rent and other charges which the tenant under whom such occupant claims would have been required to pay to Landlord had the term of such tenant’s lease been extended throughout the period of such hold-over at the same rental rate as such tenant was required to pay during the last month of its tenancy.

2.             (A)          The Term of the Lease with respect to the Initial Premises, which but for this Second Amendment is scheduled to expire on July 31, 2025, is hereby extended for a period of five (5) years commencing on August 1, 2025 and expiring on July 31, 2030 (the “Initial Premises Extended Term”), unless sooner terminated or extended in accordance with the provisions of the Lease, upon all the same terms and conditions contained in the Lease as herein amended.

(B)          Subject to the provisions of Section 3 below, the Term of the Lease with respect to the First Amendment Premises shall continue to be as provided in the First Amendment.

(C)          The Term of the Lease with respect to the Second Amendment Premises shall be the period commencing on the Second Amendment Premises Commencement Date and expiring on July 31, 2030 (the “Second Amendment Premises Term”).

3.             Provided that (x) as of the date that Tenant gives Landlord the Reduction Notice (as hereinafter defined) and (y) as of the Second Amendment Premises Rent Commencement Date (as that term is defined in Section 5(C) below), (i) no uncured monetary or material non-monetary Event of Default exists, and (ii) the Lease is still in full force and effect, Tenant shall have the option of surrendering the First Amendment Premises effective as of the Second Amendment Premises Rent Commencement Date by giving Landlord written notice (the “Reduction Notice”) on or before July 1, 2018.   If Tenant timely delivers the Reduction Notice, then as of the Second Amendment Premises Rent Commencement Date, (i) the Term of the Lease shall terminate solely with respect to the First Amendment Premises (but not with respect to the Initial Premises or the Second Amendment Premises), (ii) Tenant shall vacate the First Amendment Premises leaving the same in the condition required by this Lease upon the expiration or earlier termination of the Lease Term, (iii) the First Amendment Premises shall be removed from the Premises demised to Tenant under the Lease, and (iv) the “Rentable Floor Area of the

Premises” shall be reduced by the Rentable Floor Area of the First Amendment Premises and such reduced Rentable Floor Area of the Premises shall be used for purposes of calculating Tenant’s payments for Annual Fixed Rent, electricity, real estate taxes and operating costs from and after the Second Amendment Premises Rent Commencement Date.  As a further condition precedent to the surrender of the First Amendment Premises, Tenant shall pay to Landlord on a timely basis all Annual Fixed Rent, Tenant’s share of operating costs, taxes and electricity, and other Additional Rent and other amounts due from Tenant relating to the First Amendment Premises (including, but not limited to, all past due amounts thereof) through the Second Amendment Premises Rent Commencement Date.  In the event that Tenant’s share of such operating costs, taxes and electricity, and such other Additional Rent and other amounts due through the Second Amendment Premises Rent Commencement Date is not finally determined as of the giving of the Reduction Notice, Tenant shall make payment on account as reasonably estimated by Landlord if so requested by Landlord and in any event Tenant shall make final payment of amounts due through the Second Amendment Premises Rent Commencement Date within thirty (30) days after final billing therefor by Landlord.  In the event of overpayment by Tenant, Landlord shall refund such overpayment to Tenant within a reasonable period of time not to exceed thirty (30) days from the date of final adjustment of such costs herein provided.

Within a reasonable time following Tenant’s delivery of the Reduction Notice, Landlord and Tenant agree to execute an appropriate amendment to this Lease to reflect the removal of the First Amendment Premises from the space demised from Landlord to Tenant under the Lease.

4.             (A)          Tenant shall have the right to exercise the extension options set forth in Section 3.2 of the Lease upon the expiration of the Initial Premises Extended Term as if such Initial Premises Extended Term was the Original Term of the Lease, subject to and in accordance with all of the terms and provisions of said Section 3.2 except as follows:

(i)            Tenant’s right to extend the Term of the Lease pursuant to Section 3.2 shall apply to both the Initial Premises and the Second Amendment Premises collectively, and not to either space independently; provided, however, that Tenant in its Exercise Notice in respect of either the first or second option to extend the Term may elect to extend the Term of the Lease with respect to less than the entirety of the Initial Premises and the Second Amendment Premises, so long as the space being retained (hereinafter the “Extension Premises”) consists of two (2) full contiguous floors and the space being surrendered (the “Expiring Premises”) consists of one (1) full floor.  By way of example, the Extension Premises may be comprised of the ninth (9th) and tenth (10th) floors of the Building (in which case the Expiring Premises would be the eleventh (11th) floor) or the tenth (10th) and eleventh (11th) floors of the Building (in which case the Expiring Premises would be the ninth (9th) floor), but not the ninth (9th) and eleventh (11th) floors.

In the event that Tenant shall elect to extend the Term with respect solely to the Extension Premises designated by Tenant in its Exercise Notice, then as of the end of the then-current Term of the Lease (as it may have been previously extended), (i) the Term of the Lease shall terminate solely with respect to the Expiring Premises, (ii) Tenant shall vacate the Expiring Premises leaving the same in the condition required by this Lease upon the expiration or earlier termination of the Lease Term, (iii) the Expiring Premises shall be removed from the Premises demised to Tenant under the Lease, and (iv) the “Rentable Floor Area of the Premises” shall be reduced by the rentable floor area of the Expiring Premises and such reduced Rentable Floor Area of the Premises shall be used for purposes of calculating Tenant’s payments for Annual Fixed Rent, electricity, real estate taxes and operating costs during the applicable extension option period.  As a further condition precedent to the surrender of the Expiring Premises, Tenant shall pay to Landlord on a timely basis all Annual Fixed Rent, Tenant’s share of operating costs, taxes and electricity, and other Additional Rent and other amounts due from Tenant relating to the Expiring Premises (including, but not limited to, all past due amounts thereof) through the end of the then-current Term of the Lease.  In the event that Tenant’s share of such operating costs, taxes and electricity, and such other Additional Rent and other amounts due through the end of the then-current Term of the Lease is not finally determined as of the giving of the Exercise Notice, Tenant shall make payment on account as reasonably estimated by Landlord if so requested by Landlord and in any event Tenant shall make final payment of amounts due through the end of the then-current Term of the Lease within thirty (30) days after final billing therefor by Landlord.  In the event of overpayment by Tenant, Landlord shall refund such overpayment to Tenant within a reasonable period of time not to exceed thirty (30) days from the date of final adjustment of such costs herein provided.

(ii)           Tenant’s Exercise Notice must be given not earlier than twenty-one (21) nor later than eighteen (18) months prior to the expiration of the then-current Term of the Lease (as it may have been previously extended).

(B)          Tenant’s right to extend the Term of the Lease with respect to the First Amendment Premises shall continue to be as set forth in Section 6 of the First Amendment; provided, however, that in the event that Latham has leased the First Amendment Premises, (x) Landlord shall have no further obligation to provide Tenant with the Substitute Additional Premises as set forth in said Section 6 of the First Amendment, and (y) the Term of the Lease with respect to the First Amendment Premises shall expire as of June 30, 2020 notwithstanding Tenant’s exercise of its right to extend under said Section 6.

5.             (A)          For that portion of the Lease Term prior to August 1, 2025, Annual Fixed Rent for the Initial Premises shall continue to be payable as set forth in the Original Lease.

During the Initial Premises Extended Term, Annual Fixed Rent for the Initial Premises shall be payable at the same rate per square foot then in effect for the Second Amendment Premises in accordance with Section 5(C) below.  By way of example, if the Second Amendment Premises Rent Commencement Date is October 1, 2019 and the Annual Fixed Rent for the Second Amendment Premises is $65.00 per square foot for the period from October 1, 2024 through September 30, 2025, then (i) the Annual Fixed Rent for the Initial Premises would be $65.00 per square foot for the period from August 1, 2025 through September 30, 2025 and (ii) the Annual Fixed Rent for both the Initial Premises and the Second Amendment Premises would be $66.00 per square foot for the period from October 1, 2025 through September 30, 2026.

(B)          Annual Fixed Rent for the First Amendment Premises shall continue to be payable as provided in the First Amendment.

(C)          Commencing on the Second Amendment Premises Rent Commencement Date (as hereinafter defined), Annual Fixed Rent for the Second Amendment Premises Term shall be payable during the first Rent Year (as defined below) at the annual rate of $1,725,420.00 (being the product of (x) $60.00 and (y) the Rentable Floor Area of the Second Amendment Premises).  During each subsequent Rent Year during the Second Amendment Premises Term, Annual Fixed Rent for the Second Amendment Premises shall increase by $28,757.00 (being the product of (x) $1.00 per square foot and (y) the Rentable Floor Area of the Second Amendment Premises) over the amount payable during the prior Rent Year.

For the purposes hereof:

(i)            The “Second Amendment Premises Rent Commencement Date” shall be that date which is the earlier to occur of (x) the date which is six (6) months following the Second Amendment Premises Commencement Date and (y) the date on which Tenant commences business operations in any portion of the Second Amendment Premises.

(ii)           The term “Rent Year” shall mean any twelve (12) month period during the Second Amendment Premises Term commencing as of the Second Amendment Premises Rent Commencement Date, or as of any anniversary of the Second Amendment Premises Rent Commencement Date, except that if the Second Amendment Premises Rent Commencement Date does not occur on the first day of a calendar month, then (i) the first Rent Year shall further include the partial calendar month in which the first anniversary of the Second Amendment Premises Rent Commencement Date occurs, and (ii) the remaining Rent Years shall be the successive twelve (12) month periods following the end of such first Rent Year.

(D)          Annual Fixed Rent for the Initial Premises and the Second Amendment Premises during any extension option period (if exercised) shall be payable as set forth in Section

3.2 of the Lease (as amended by Section 3 above).  Annual Fixed Rent for the First Amendment Premises during any extension option period (if exercised) shall be payable as set forth in Section 6 of the First Amendment.

6.             (A)          Subject to Tenant’s delivery of the Reduction Notice in accordance with the provisions of Section 3 above, for purposes of computing Tenant’s payments for the “Tax Excess” (as defined in Section 6.2 of the Lease), Tenant’s payments for the “Operating Cost Excess” (as defined in Section 7.5 of the Lease) and Tenant’s payments for electricity (as determined pursuant to Section 5.2 of the Lease), for the portion of the Term on and after the Second Amendment Premises Commencement Date, the “Rentable Floor Area of the Premises” shall comprise a total of 96,416 square feet including both the Rentable Floor Area of the Existing Premises (being 67,659 square feet) and the Rentable Floor Area of the Second Amendment Premises (being 28,757 square feet).  For the portion of the Lease Term prior to the Second Amendment Premises Commencement Date, the “Rentable Floor Area of the Premises” shall continue to be the Rentable Floor Area of the Existing Premises for such purposes.

(B)          For purposes of determining Tenant’s payments for the Tax Excess and the Operating Cost Excess solely with respect to the Second Additional Premises Commencement Date (but not with respect to the Existing Premises):

(i)            “Base Taxes” shall mean Landlord’s Tax Expenses (as defined in Section 6.1(e) of the Lease) for fiscal tax year 2020 (that is the period beginning July 1, 2019 and ending June 30, 2020).

(ii)           “Base Operating Expenses” shall mean Landlord’s Operating Expenses (as defined in Section 7.4 of the Lease) for calendar year 2019 (that is the period beginning January 1, 2019 and ending December 31, 2019).

7.             (A)          Tenant agrees to accept the Second Amendment Premises in “as is” condition and Landlord shall have no obligation to perform any additions, alterations or demolition in the Second Amendment Premises and Landlord shall have no responsibility for the installation or connection of Tenant’s telephone or other communications equipment or systems.  For the avoidance of doubt, it is acknowledged and agreed that Landlord shall not be responsible for any Landlord’s Work including without limitation any Landlord’s Delivery Work (as those terms are defined in the Original Lease) with respect to the Second Amendment Premises or, except as specifically provided in this Section 7 below, for the payment of any Second Amendment Allowances with respect to the Second Amendment Premises or this Second Amendment.

(B)          Landlord shall provide to Tenant a special allowance of Two Million One Hundred Fifty-Six Thousand Seven Hundred Seventy-Five and 00/100 Dollars ($2,156,775.00) (the “Second Amendment Allowance”) to be used and applied by Tenant solely on account of the cost of the work to be performed by Tenant to prepare the Second Amendment Premises for its use and occupancy (the “Second Amendment Tenant’s Work”).  Tenant shall be entitled to request that Landlord disburse portions of the Second Amendment Allowance from time to time, but no more frequently than monthly, during the performance of the Second Amendment Tenant’s Work.  It shall be a condition to Landlord’s payment of any installment of the Second Amendment Allowance that Tenant (i) has completed all of such Second Amendment Tenant’s Work that is the subject of such requisition in accordance with the terms of the Lease, (ii) has paid for all of such Second Amendment Tenant’s Work in full and has delivered to Landlord lien waivers from all persons who might have a lien as a result of such work, in the recordable forms attached to the Original Lease as Exhibit G, (iii) with respect to any final installment, has executed the Commencement Date Agreement  with respect to the Second Amendment Premises Commencement Date as contemplated by Section 1(B) above, (iv) has delivered to Landlord its certificate specifying the cost of such Second Amendment Tenant’s Work that is the subject of such requisition, together with evidence of such cost in the form of paid invoices, receipts and the like, (v) with respect to any final installment, has delivered to Landlord a final set of record drawings for Second Amendment Tenant’s Work, (vi) has satisfied the requirements of (i) through (v) above and made request for such payment on or before the date that is one (1) year from the Second Amendment Premises Commencement Date, (vii) is not otherwise in default under the Lease, and (viii) there are no liens (unless bonded to the reasonable satisfaction of Landlord) against Tenant’s interest in the Lease or against the Building or the Property arising out of Second Amendment Tenant’s Work or any litigation in which Tenant is a party.  Within thirty (30) days after the satisfaction of the foregoing conditions with respect to any requested installment, Landlord shall pay to Tenant, or, at Tenant’s option, directly to Tenant’s contractor, Landlord’s Share (as hereinafter defined) of such installment.  For the purposes hereof, “Landlord’s Share” shall mean that same proportion of the amount shown on Tenant’s disbursement request as the Second Amendment Allowance bears to the total cost of the Second Amendment Tenant’s Work (as set forth in a budget to be submitted by Tenant to Landlord prior to Tenant’s first request for a disbursement of the Second Amendment Allowance hereunder).

In connection with the foregoing, it is understood and agreed that Tenant may utilize up to a maximum of Two Hundred Fifteen Thousand Six Hundred Seventy-Seven and 50/100 Dollars ($215,677.50) of the Second Amendment Allowance towards the costs of architectural and engineering fees and permit costs associated with the Second Amendment Tenant’s Work and to any wiring and cabling being installed as part of the Second Amendment Tenant’s Work, so long as all of the conditions to application of the Second Amendment Allowance set forth herein have been satisfied (including, without limitation, the requirement that the Second Amendment Allowance be utilized on or before the date which is one (1) year from the Second Amendment Premises Commencement Date).

Notwithstanding the foregoing, Landlord shall be under no obligation to apply any portion of the Second Amendment Allowance for any purposes other than as provided in this Section 7(B), nor shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, suppliers, workers or materialmen. Further, the Second Amendment Allowance shall only be applied towards the cost of leasehold improvements and in no event shall Landlord be required to make application of any portion of the Second Amendment Allowance towards Tenant’s personal property, trade fixtures or moving expenses or on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant.

In the event that such cost of Second Amendment Tenant’s Work is less than the Second Amendment Allowance, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under the Lease. Landlord shall be entitled to deduct from the Second Amendment Allowance an amount equal to any third party expenses incurred by Landlord to review the Second Amendment Tenant’s Work.

(C)          In addition, Landlord shall provide to Tenant (i) an allowance of Two Hundred Eighty-Seven Thousand Five Hundred Seventy and 00/100 Dollars ($287,570.00) (the “Demolition and Renovation Allowance”) to be used solely towards (x) the cost of demolition work in the Second Amendment Premises and/or (y) the cost of renovating the existing restrooms with the Second Amendment Premises (the “Demolition and Renovation Work”) as part of the Second Amendment Tenant’s Work and (ii) an allowance of Four Hundred Thirty-Two Thousand Fifteen and 00/100 Dollars ($432,015.00) (the “Refurbishment Allowance”) to be used solely towards (x) the cost of the Second Amendment Tenant’s Work and/or (y) the cost of renovations to be performed in the Initial Premises (collectively, the “Refurbishment Work”).  In connection therewith, it is understood and agreed that the Demolition and Renovation Allowance may be applied solely towards the cost of the Demolition and Renovation Work and the Refurbishment Allowance may be applied solely towards the cost of the Refurbishment Work, and to the extent Tenant does not fully utilize the Demolition and Renovation Allowance and/or the Refurbishment Allowance, as the case may be, Tenant shall not be entitled to apply any unused portions of either such allowance towards the costs of any other portion of the Second Amendment Tenant’s Work nor shall Tenant be entitled to any credit on account thereof.  The Demolition and Renovation Allowance and the Refurbishment Allowance shall be disbursed to Tenant in the same manner as the Second Amendment Allowance, and shall otherwise be subject to all of the requirements of Section 7(B) above applicable to the Second Amendment Allowance; provided, however, that:

(1)                                 Tenant may utilize up to a maximum of Twenty-Eight Thousand Seven Hundred Fifty-Seven and 00/100 Dollars ($28,757.00) of the Demolition and Renovation Allowance towards the costs of architectural and engineering fees and permit costs associated with the Demolition and Renovation Work and to any wiring and cabling being installed as part of the Demolition and Renovation Work, so long as all of the conditions to application of the Demolition and Renovation Allowance set forth herein have been satisfied (including, without limitation, the requirement that the Demolition and Renovation Allowance be utilized on or before the date which is one (1) year from the Second Amendment Premises Commencement Date).

(2)                                 Tenant may utilize up to a maximum of Forty-Three Thousand Two Hundred One and 50/100 Dollars ($43,201.50) of the Refurbishment Allowance towards the costs of architectural and engineering fees and permit costs associated with the Refurbishment Work and to any wiring and cabling being installed as part of the Refurbishment Work, so long as all of the conditions to application of the Refurbishment Allowance set forth herein have been satisfied (including, without limitation, the requirement that the Refurbishment Allowance be utilized on or before the date which is one (1) year from the Second Amendment Premises Commencement Date).

(3)                                 For the purposes of disbursing the Demolition and Renovation Allowance, Landlord’s Share shall be measured against the total cost of the Demolition and Renovation Work.

(4)                                 For the purposes of disbursing the Refurbishment Allowance, Landlord’s Share shall be measured against the total cost of the Second Amendment Tenant’s Work.

8.                                      The total of the (i) the Second Amendment Allowance, (ii) the Demolition and Renovation Allowance and (iii) the Refurbishment Allowance is acknowledged to be Two Million Eight Hundred Seventy-Six Thousand Three Hundred Sixty and 00/100 Dollars ($2,876,360.00).

9.                                      Section 2.3(A) of the Lease is hereby amended by deleting the number “57,000” in the tenth (10th) line thereof and substituting the number “75,000” therefor.

10.                               Effective as of the Second Amendment Premises Commencement Date, Landlord shall provide Tenant with (i) an additional eleven (11) monthly parking privileges in the 100 Clarendon Garage, for a total of thirty-eight (38) monthly parking privileges in the 100 Clarendon Garage under the Lease, and (ii) an additional two (2) Reserved Spaces in the Building Garage, for a total of six (6) Reserved Spaces in the Building Garage under the Lease.

11.                               As of the Second Amendment Premises Commencement Date, Section 9.1.1(iii) of the Lease shall be deleted in its entirety and the following shall be substituted in its place: “(iii) the cost of any individual alteration, addition or improvement shall not exceed $225,000.00; and”.  In addition, it is acknowledged and agreed that the provisions of Section 9.5(c) of the Lease shall be deemed to apply to the Second Amendment Premises, including, without limitation, clause (iii) thereof which will not require Tenant to remove Cabling from the Second Amendment Premises consistent with the parameters stated therein; provided, however, that said Section 9.5(c) shall not be construed to apply to any future internal staircases that may be installed in the Premises.

12.                               (A)          It is acknowledged and agreed that Landlord is currently holding a letter of credit in the amount of One Million and 00/100 Dollars ($1,000,000.00) (the “Letter of Credit”) as security for Tenant’s obligations under the Lease in accordance with the terms and provisions of Section 16.26 of the Lease.  Concurrently with the execution of this Second Amendment, Tenant shall deliver to Landlord either (x) an amendment to the Letter of Credit increasing the total amount secured by the Letter of Credit to One Million Five Hundred Seventy-Five Thousand One Hundred Forty and 00/100 Dollars ($1,575,140.00) or (y) a replacement Letter of Credit in the amount of One Million Five Hundred Seventy-Five Thousand One Hundred Forty and 00/100 Dollars ($1,575,140.00), in either case meeting the requirements of said Section 16.26.

(B)          Upon receipt by Landlord of the amendment to the Letter of Credit or the replacement Letter of Credit referenced in subsection (A) above, Section 16.26 of the Lease shall be amended as follows:

(i)                                     Section 16.26(B) shall be deleted in its entirety and the following substituted therefor:

“Landlord shall return a Nine Hundred Eight Thousand Four Hundred Seventy-Three and 00/100 Dollar ($908,473.00) portion of such deposit to Tenant so that the remainder of such deposit shall be Six Hundred Sixty-Six Thousand Six Hundred Sixty-Seven and 00/100 Dollars ($666,667.00) (or if such deposit is in the form of a Letter of Credit, Landlord shall exchange the Letter of Credit for a Letter of Credit delivered by Tenant which reduces the amount secured by the Letter of Credit by the amount stated hereinabove and otherwise in strict conformity with the requirements herein) on August 1, 2024 if Tenant has satisfied all of the Reduction Conditions (as defined in subsection (D) below).”

(ii)                                  Section 16.26(C) shall be deleted in its entirety and the following substituted therefor:

“Landlord shall return a Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 00/100 Dollar ($333,333.00) portion of such deposit to Tenant so that the remainder of such deposit shall be Three Hundred Thirty-Three Thousand Three Hundred Thirty-Four and 00/100 Dollars ($333,334.00) (or if such deposit is in the form of a Letter of Credit, Landlord shall exchange the Letter of Credit for a Letter of Credit delivered by Tenant which reduces the amount secured by the Letter of Credit by the amount stated hereinabove and otherwise in strict conformity with the requirements herein) on August 1, 2026 if Tenant has satisfied all of the Reduction Conditions.”

13.                               (A)          Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Second Amendment other than CBRE New England (the “Broker”) and in the event any claim is made against Landlord relative to dealings by Tenant with brokers other than the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B)          Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Second Amendment other than the Broker and in the event any claim is made against Tenant relative to dealings by Landlord with brokers other than the Broker, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim.

14.                               Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Lease.

15.                               Except as herein amended the Lease shall remain unchanged and in full force and effect.  All references to the “Lease” shall be deemed to be references to the Lease as herein amended.

16.                               Each of Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter this Second Amendment and that the person signing this Second Amendment on its behalf has been duly authorized to do so.

17.                               The parties acknowledge and agree that this Second Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

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EXECUTED as of the date and year first above written.

WITNESS:	LANDLORD:

/s/ Claire Donegan	BP HANCOCK LLC

	By:	Boston Properties Limited Partnership,
its sole member and manager

	By:	Boston Properties, Inc.,
its general partner

		By:	/s/ Bryan Koop
		Name:	Bryan Koop
		Title:	EVP

TENANT:

WITNESS:	CRA INTERNATIONAL, INC.

/s/ Janet Just	By:	/s/ Chad M. Holmes
	Name:	Chad M. Holmes
	Title:	CFO

EXHIBIT A

Second Amendment Premises